Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	on Form S-8 pertaining to the Italian Employees Warrant Program (No. 333-87743), the 1998 Nonstatutory Stock Option Plan (No. 333-87739), the 1997 Incentive And Nonstatutory Stock Option Plan (Nos. 333-87735, 333-47896 and 333-81956), the 2000 MRV Communications, Inc. Stock Option Plan For Employees Of Optronics International Corp. (No. 333-47898), the 2000 MRV Communications, Inc. Stock Option Plan For Employees Of Astroterra Corporation (No. 333-47900), the 2001 MRV Communications, Inc. Stock Option Plan For Employees Of Appointech, Inc. (No. 333-71180), the MRV Communications, Inc. 2002 International Stock Option Plan (No. 333-81954), the MRV Communications, Inc. 2002 Nonstatutory Stock Option Plan For Employees Of LuminentOIC, Inc. (No. 333-81958), the LuminentOIC Inc. Amended And Restated 2000 Stock Option Plan (No. 333-81950) and Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan (Nos. 333-107109 and 333-129364);

(2)	on Form S-3 filing No. 333-106177 and

(3)	on Form S-4 filing No. 333-44536;
of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedule of MRV Communications, Inc., and the effectiveness of internal control over financial reporting of MRV Communications, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Woodland Hills, California
March 13, 2008